Exhibit 10.7

MLA No. E539

MASTER LOAN AGREEMENT

                THIS MASTER LOAN AGREEMENT is entered into as of June 20, 2001, between CoBANK, ACB (successor to the St. Paul for Cooperatives) ("CoBank") and DAKOTA GROWERS PASTA COMPANY, Carrington, North Dakota (the "Company").

BACKGROUND

From time to time CoBank may make loans to the Company.  In order to reduce the amount of paperwork associated therewith, CoBank and the Company would like to enter into a master loan agreement.  For that reason, and in consideration of CoBank making one or more loans to the Company, CoBank and the Company agree as follows:

        SECTION 1.        Supplements.  In the event the Company desires to borrow from CoBank and CoBank is willing to lend to the Company, or in the event CoBank and the Company desire to consolidate any existing loans hereunder, the parties will enter into a Supplement to this agreement (a "Supplement").  Each Supplement will set forth the amount of the loan, the purpose of the loan, the interest rate or rate options applicable to that loan, the repayment terms of the loan, and any other terms and conditions applicable to that particular loan.  Each loan will be governed by the terms and conditions contained in this agreement and in the Supplement relating to the loan.

        SECTION 2.        Availability.  Loans will be made available on any day on which CoBank and the Federal Reserve Banks are open for business upon the telephonic or written request of the Company.  Requests for loans must be received no later than 12:00 Noon Company’s local time on the date the loan is desired.  Loans will be made available by wire transfer of immediately available funds to such account or accounts as may be authorized by the Company.  The Company shall furnish to CoBank a duly completed and executed copy of a CoBank Delegation and Wire and Electronic Transfer Authorization Form, and CoBank shall be entitled to rely on (and shall incur no liability to the Company in acting on) any request or direction furnished in accordance with the terms thereof.

        SECTION 3.        Repayment.  The Company's obligation to repay each loan shall be evidenced by the promissory note set forth in the Supplement relating to that loan or by such replacement note as CoBank shall require.  CoBank shall maintain a record of all loans, the interest accrued thereon, and all payments made with respect thereto, and such record shall, absent proof of manifest error, be conclusive evidence of the outstanding principal and interest on the loans.  All payments shall be made by wire transfer of immediately available funds, by check, or by automated clearing house or other similar cash handling processes as specified by separate agreement between the Company and CoBank.  Wire transfers shall be made to ABA No. 307088754 for advice to and credit of CoBank (or to such other account as CoBank may direct by notice).  The Company shall give CoBank telephonic notice no later than 12:00 Noon Company’s local time of its intent to pay by wire and funds received after 3:00 p.m. Company’s local time shall be credited on the next business day.  Checks shall be mailed to CoBank, Department 167, Denver, Colorado 80291–0167 (or to such other place as CoBank may direct by notice).  Credit for payment by check will not be given until the later of:  (a) the day on which CoBank receives immediately available funds; or (b) the next business day after receipt of the check.

        SECTION 4.        Capitalization.  The Company agrees to purchase such equity in CoBank as CoBank may from time to time require in accordance with its Bylaws.  However, the maximum amount of equity which the Company shall be obligated to purchase in connection with any loan may not exceed the maximum amount permitted by the Bylaws at the time the Supplement relating to that loan is entered into or such loan is renewed or refinanced by CoBank.

        SECTION 5.        Security.  The Company's obligations under this agreement, all Supplements (whenever executed), and all instruments and documents contemplated hereby or thereby, shall be secured by a statutory first lien on all equity which the Company may now own or hereafter acquire in CoBank and by a first lien (subject only to exceptions approved in writing by CoBank) pursuant to all security agreements, mortgages, and deeds of trust executed by the Company in favor of CoBank (including the St. Paul Bank for Cooperatives), whether now existing or hereafter entered into.  As additional security for those obligations, the Company agrees to grant to CoBank, by means of such instruments and documents as CoBank shall require, a first lien on such of its other assets, whether now existing or hereafter acquired, as CoBank may from time to time require.

        SECTION 6.        Conditions Precedent.

                (A)        Conditions to Initial Supplement.  CoBank’s obligation to extend credit under the initial Supplement hereto is subject to the conditions precedent that CoBank receive, in form and substance satisfactory to CoBank, each of the following:

                            (i)        This Agreement, Etc.  A duly executed copy of this agreement and all instruments and documents contemplated hereby.

                            (ii)                            Guarantee and Related Documents:  (a) A guarantee of payment from Primo Piatto, Inc.; and (b) such certified board resolutions, evidence of incumbency, and other evidence as CoBank may require that the guarantee all instruments and documents executed in connection therewith have been duly authorized and executed.

                (B)        Conditions to Each Supplement.  CoBank’s obligation to extend credit under each Supplement, including the initial Supplement, is subject to the conditions precedent that CoBank receive, in form and content satisfactory to CoBank, each of the following:

                            (i)        Supplement.  A duly executed copy of the Supplement and all instruments and documents contemplated thereby.

                        (ii)   Evidence of Authority.  Such certified board resolutions, evidence of incumbency, and other evidence that CoBank may require that the Supplement, all instruments and documents executed in connection therewith, and, in the case of initial Supplement hereto, this agreement and all instruments and documents executed in connection herewith, have been duly authorized and executed.

                        (iii)Fees and Other Charges.  All fees and other charges provided for herein or in the Supplement.

                        (iv)  Evidence of Perfection, Etc.  Such evidence as CoBank may require that CoBank has a duly perfected first priority lien on all security for the Company’s obligations, and that the Company is in compliance with Section 8(D) hereof.

                (C)        Conditions to Each Loan.  CoBank’s obligation under each Supplement to make any loan to the Company thereunder is subject to the condition that no “Event of Default” (as defined in Section 11 hereof) or event which with the giving of notice and/or the passage of time would become an Event of Default hereunder (a “Potential Default”), shall have occurred and be continuing.

        SECTION 7.        Representations and Warranties.

                (A)        This Agreement.  The Company represents and warrants to CoBank that as of the date of this Agreement:

                            (i)        Compliance.  The Company and, to the extent contemplated hereunder, each “Subsidiary” (as defined below), is in compliance with all of the terms of this agreement, and no Event of Default or Potential Default exists hereunder.

                        (ii)        Subsidiaries.  The Company has the following Subsidiary:  Primo Piatto, Inc.  For purposes hereof, a “Subsidiary” shall mean a corporation of which shares of stock having ordinary voting power to elect a majority of the board of directors or other managers of such corporation are owned, directly or indirectly, by the Company.

                (B)                Each Supplement.  The execution by the Company of each Supplement hereto shall constitute a representation and warranty to CoBank that:

                            (i)        Applications.  Each representation and warranty and all information set forth in any application or other documents submitted in connection with, or to induce CoBank to enter into, such Supplement, is correct in all material respects as of the date of the Supplement.

                        (ii)        Conflicting Agreements, Etc.  This agreement, the Supplements, and all security and other instruments and documents relating hereto and thereto (collectively, at any time, the “Loan Documents”), do not conflict with, or require the consent of any party to, any other agreement to which the Company is a party or by which it or its property may be bound or affected, and do not conflict with any provision of the Company’s bylaws, articles of incorporation, or other organizational documents.

                        (iii)        Compliance.  The Company and, to the extent contemplated hereunder, each Subsidiary, is in compliance with all of the terms of the Loan Documents (including, without limitation, Section 8(A) of this agreement on eligibility to borrow from CoBank).

                        (iv)  Binding Agreement.  The Loan Documents create legal, valid, and binding obligations of the Company which are enforceable in accordance with their terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, or similar laws affecting creditors’ rights generally.

        SECTION 8.        Affirmative Covenants.  Unless otherwise agreed to in writing by CoBank, while this agreement is in effect, the Company agrees to and with respect to Subsections 8(B) through 8(G) hereof, agrees to cause each Subsidiary to:

                (A)        Eligibility.  Maintain its status as an entity eligible to borrow from CoBank.

                (B)        Corporate Existence, Licenses. Etc.  (i) Preserve and keep in full force and effect its existence and good standing in the jurisdiction of its incorporation or formation; (ii) qualify and remain qualified to transact business in all jurisdictions where such qualification is required; and (iii) obtain and maintain all licenses, certificates, permits, authorizations, approvals, and the like which are material to the conduct of its business or required by law, rule, regulation, ordinance, code, order, and the like (collectively, “Laws”).

                (C)        Compliance with Laws.  Comply in all material respects with all applicable Laws, including, without limitation, all Laws relating to environmental protection and any patron or member investment program that it may have.  In addition, the Company agrees to cause all persons occupying or present on any of its properties, and to cause each Subsidiary to cause all persons occupying or present on any of its properties, to comply in all material respects with all environmental protection Laws.

                (D)        Insurance.  Maintain insurance with insurance companies or associations acceptable to CoBank in such amounts and covering such risks as are usually carried by companies engaged in the same or similar business and similarly situated, and make such increases in the type or amount of coverage as CoBank may request.  All such policies insuring any collateral for the Company’s obligations to CoBank shall have mortgagee or lender loss payable clauses or endorsements in form and content acceptable to CoBank.  At CoBank’s request, all policies (or such other proof of compliance with this Subsection as may be satisfactory to CoBank) shall be delivered to CoBank.

                (E)        Property Maintenance.  Maintain all of its property that is necessary to or useful in the proper conduct of its business in good working condition, ordinary wear and tear excepted.

                (F)        Books and Records.  Keep adequate records and books of account in which complete entries will be made in accordance with generally accepted accounting principles ("GAAP") consistently applied.

                (G)        Inspection.  Permit CoBank or its agents, upon reasonable notice and during normal business hours or at such other times as the parties may agree, to examine its properties, books, and records, and to discuss its affairs, finances, and accounts, with its respective officers, directors, employees, and independent certified public accountants.

                (H)        Reports and Notices.  Furnish to CoBank:

                            (i)        Annual Financial Statements.  As soon as available, but in no event more than 120 days after the end of each fiscal year of the Company occurring during the term hereof, annual consolidated financial statements of the Company and its consolidated Subsidiaries, if any, prepared in accordance with GAAP consistently applied.  Such financial statements shall:  (a) be audited by independent certified public accountants selected by the Company and acceptable to CoBank; (b) be accompanied by a report of such accountants containing an opinion thereon acceptable to CoBank; (c) be prepared in reasonable detail and in comparative form; and (d) include a balance sheet, a statement of income, a statement of retained earnings, a statement of cash flows, and all notes and schedules relating thereto.

                        (ii)   Interim Financial Statements.  As soon as available, but in no event more than 50 days after the end of each month (other than the last month in each fiscal year of the Company), a consolidated balance sheet of the Company and its consolidated Subsidiaries, if any, as of the end of such month, a consolidated statement of income for the Company and its consolidated Subsidiaries, if any for such period and for the period year to date, and such other interim statements as CoBank may specifically request, all prepared in reasonable detail and in comparative form in accordance with GAAP consistently applied and certified by an authorized officer or employee of the Company acceptable to CoBank.

                        (iii)Notice of Default.  Promptly after becoming aware thereof, notice of the occurrence of an Event of Default or a Potential Default.

                        (iv)  Notice of Non-Environmental Litigation.  Promptly after the commencement thereof, notice of the commencement of all actions, suits, or proceedings before any court, arbitrator, or governmental department, commission, board, bureau, agency, or instrumentality affecting the Company or any Subsidiary which, if determined adversely to the Company or any such Subsidiary, could have a material adverse effect on the financial condition, properties, profits, or operations of the Company or any such Subsidiary.

                        (v)    Notice of Environmental Litigation, Etc.  Promptly after receipt thereof, notice of the receipt of all pleadings, orders, complaints, indictments, or any other communication alleging a condition that may require the Company or any Subsidiary to undertake or to contribute to a cleanup or other response under environmental Laws, or which seek penalties, damages, injunctive relief, or criminal sanctions related to alleged violations of such Laws, or which claim personal injury or property damage to any person as a result of environmental factors or conditions.

                        (vi)  Bylaws and Articles.  Promptly after any change in the Company’s bylaws or articles of incorporation (or like documents), copies of all such changes, certified by the Company’s Secretary.

                        (vii)        Financial Covenant Certificates.  Together with each set of financial statements furnished to CoBank pursuant to Section 8(H) hereof, a certificate of an officer or employee of the Company acceptable to CoBank setting forth calculations showing compliance with the financial covenants set forth in Section 10 hereof.

                        (viii)        Annual Budgets.  As soon as available, but in no event more than 90 days after the end of any fiscal year of the Company occurring during the term hereof, copies of the Company’s board approved annual budgets and forecasts of operations and capital expenditures.

                        (ix)  Other Information.  Such other information regarding the condition or operations, financial or otherwise, of the Company or any Subsidiaryas CoBank may from time to time reasonably request, including but not limited to copies of all pleadings, notices, and communications referred to in Subsections 8(H)(iv) and (v) above.

        SECTION 9.        Negative Covenants.  Unless otherwise agreed to in writing by CoBank, while this agreement is in effect the Company will not and will not permit its Subsidiary to:

                (A)        Borrowings.  Create, incur, assume, or allow to exist, directly or indirectly, any indebtedness or liability for borrowed money (including trade or bankers’ acceptances), letters of credit, or the deferred purchase price of property or services (including capitalized leases), except for:  (i) debt to CoBank; (ii) accounts payable to trade creditors incurred in the ordinary course of business; (iii) current operating liabilities (other than for borrowed money) incurred in the ordinary course of business; (iv) debt of the Company to Massachusetts Mutual Life Insurance Company, Baystate Health Systems, Inc., C. M. Life Insurance Company, The Security Mutual Life Insurance Company of Lincoln, Nebraska, and the Canada Life Assurance Company in an aggregate amount not to exceed $27,000,000.00, debt of the Company to the City of Carrington in an amount not to exceed $172,000.00, debt of the Company to Northern Plains Cooperative in an amount not to exceed $30,000.00, and debt of the Company to Dakota Central Telecommunications in an amount not to exceed to $30,000.00, and all extensions, renewals, and refinancings thereof; (v) purchase money indebtedness for real property, plant, and equipment, provided that such indebtedness does not exceed 100% of the purchase price of the asset(s) being acquired, and provided the aggregate principal amount does not exceed $1,000,000.00; and (vi) capitalized leases in existence from time to time.

                (B)        Liens.  Create, incur, assume, or allow to exist any mortgage, deed of trust, pledge, lien (including the lien of an attachment, judgment, or execution), security interest, or other encumbrance of any kind upon any of its property, real or personal (collectively, “Liens”).  The foregoing restrictions shall not apply to:  (i) Liens in favor of CoBank; (ii) Liens for taxes, assessments, or governmental charges that are not past due; (iii) Liens and deposits under workers' compensation, unemployment insurance, and social security Laws; (iv) Liens and deposits to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), and like obligations arising in the ordinary course of business as conducted on the date hereof; (v) Liens imposed by Law in favor of mechanics, materialmen, warehousemen, and like persons that secure obligations that are not past due; and (vi) easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto; (vi) Liens existing on the date hereof in favor of Massachusetts Mutual Life Insurance Company, Baystate Health Systems, Inc., C.M. Life Insurance Company, The Security Mutual Life Insurance Company of Lincoln, Nebraska, Canada Life Assurance Company, the City of Carrington, Northern Plains Cooperative, and Dakota Central Telecommunications to secure indebtedness permitted hereunder; and (vii) purchase money Liens on real property, plant, and equipment permitted under Section 9(A)(v).

                (C)        Mergers, Acquisitions, Etc.  Merge or consolidate with any other entity or acquire all or a material part of the assets of any person or entity, or form or create any new Subsidiary or affiliate, or commence operations under any other name, organization, or entity, including any joint venture.

                (D)        Transfer of Assets.  Sell, transfer, lease, or otherwise dispose of any of its assets, except in the ordinary course of business.

                (E)        Loans.  Lend or advance money, credit, or property to any person or entity, except for:  (i) trade credit extended in the ordinary course of business; and (ii) miscellaneous loans in an aggregate principal amount not to exceed, at any one time outstanding, $1,000,000.00.

                (F)        Contingent Liabilities.  Assume, guarantee, become liable as a surety, endorse, contingently agree to purchase, or otherwise be or become liable, directly or indirectly (including, but not limited to, by means of a maintenance agreement, an asset or stock purchase agreement, or any other agreement designed to ensure any creditor against loss), for or on account of the obligation of any person or entity, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of the Company's business.

                (G)        Change in Business.  Engage in any business activities or operations substantially different from or unrelated to the Company's present business activities or operations.

        SECTION 10.  Financial Covenants.  Unless otherwise agreed to in writing, while this agreement is in effect:

                (A)        Current Ratio.  The Company and its consolidated Subsidiary will, on a combined basis, have at the end of each period for which financial statements are required to be furnished pursuant to Section 8(H) hereof, a ratio of consolidated current assets to consolidated current liabilities (both as determined in accordance with GAAP consistently applied) of not less than 1.35 to 1.

                (B)        Long Term Debt To Net Worth.  The Company and its consolidated Subsidiary, on a combined basis, will have at the end of each period for which financial statements are required to be furnished pursuant to Section 8(H) hereof, a ratio of consolidated Long Term Debt to consolidated Net Worth of not more than 1.10 to 1.  Long Term Debt means the sum of long-term liabilities, minus deferred taxes payable, plus current liabilities, minus the quotient of current assets divided by 1.35, plus the present value of operating leases (all, together with Net Worth, as calculated in accordance to GAAP consistently applied).

                (C)        Debt Service Coverage Ratio.  The Company and its consolidated Subsidiary, on a combined basis, will have at the end of each fiscal year of the Company, a "Debt Service Coverage Ratio" (as defined below) for that year of not less than 1.50 to 1.  For purposes hereof, the term "Debt Service Coverage Ratio" shall mean the following (all as calculated for the applicable year in accordance with GAAP consistently applied):  (i) net income (after taxes), minus cash patronage refunds and dividends, minus patronage income, minus retains revolved, plus equity retains, plus depreciation and amortization, plus lease payments, plus (or minus) extraordinary losses (or gains); to (ii) all principal payments due within the year on all long-term debt, plus lease payments.

        SECTION 11.  Events of Default.  Each of the following shall constitute an "Event of Default" under this agreement:

                (A)        Payment Default.  The Company should fail to make any payment to, or to purchase any equity in, CoBank when due.

                (B)        Representations and Warranties.  Any representation or warranty made or deemed made by the Company herein or in any Supplement, application, agreement, certificate, or other document related to or furnished in connection with this agreement or any Supplement, shall prove to have been false or misleading in any material respect on or as of the date made or deemed made.

                (C)        Certain Affirmative Covenants.  The Company or, to the extent required hereunder, any Subsidiary should fail to perform or comply with Sections 8(A) through 8(H)(ii), 8(H)(vi), (vii), and (viii), or any reporting covenant set forth in any Supplement hereto, and such failure continues for 15 days after written notice thereof shall have been delivered by CoBank to the Company.

                (D)        Other Covenants and Agreements.  The Company or, to the extent required hereunder, any Subsidiary should fail to perform or comply with any other covenant or agreement contained herein or in any other Loan Document or shall use the proceeds of any loan for an unauthorized purpose.

                (E)        Cross-Default.  The Company should, after any applicable grace period, breach or be in default under the terms of any other agreement between the Company and CoBank.

                (F)        Other Indebtedness.  The Company or any Subsidiary should fail to pay when due any indebtedness to any other person or entity for borrowed money or any long-term obligation for the deferred purchase price of property (including any capitalized lease), or any other event occurs which, under any agreement or instrument relating to such indebtedness or obligation, has the effect of accelerating or permitting the acceleration of such indebtedness or obligation, whether or not such indebtedness or obligation is actually accelerated or the right to accelerate is conditioned on the giving of notice, the passage of time, or otherwise.

                (G)        Judgments.  A judgment, decree, or order for the payment of money shall be rendered against the Company or any Subsidiary and either:  (i) enforcement proceedings shall have been commenced; (ii) a Lien prohibited under Section 9(B) hereof shall have been obtained; or (iii) such judgment, decree, or order shall continue unsatisfied and in effect for a period of 20 consecutive days without being vacated, discharged, satisfied, or stayed pending appeal.

                (H)        Insolvency, Etc.  The Company or any Subsidiary shall:  (i) become insolvent or shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they come due; or (ii) suspend its business operations or a material part thereof or make an assignment for the benefit of creditors; or (iii) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, or other custodian for it or any of its property or, in the absence of such application, consent, or acquiescence, a trustee, receiver, or other custodian is so appointed; or (iv) commence or have commenced against it any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation Law of any jurisdiction.

                (I)        Material Adverse Change.  Any material adverse change occurs, as reasonably determined by CoBank, in the Company's financial condition, results of operation, or ability to perform its obligations hereunder or under any instrument or document contemplated hereby.

                (J)        Guarantees, Etc.  Any guarantee, suretyship, subordination agreement, maintenance agreement, or other agreement furnished in connection with the Company’s obligations hereunder and under any Supplement (including the Continuing Guarantee dated June 20, 2001, of Primo Piatto, Inc.) shall, at any time, cease to be in full force and effect, or shall be revoked or declared null and void, or the validity or enforceability thereof shall be contested by the guarantor, surety or other maker thereof (the “Guarantor”), or the Guarantor shall deny any further liability or obligation thereunder, or shall fail to perform its obligations thereunder, or any representation or warranty set forth therein shall be breached, or the Guarantor shall breach or be in default under the terms of any other agreement with CoBank (including any loan agreement or security agreement), or a default set forth in Subsections (F) through (I) hereof shall occur with respect to the Guarantor.

        SECTION 12.  Remedies.  Upon the occurrence and during the continuance of an Event of Default or any Potential Default, CoBank shall have no obligation to continue to extend credit to the Company and may discontinue doing so at any time without prior notice.  In addition, upon the occurrence and during the continuance of any Event of Default, CoBank may, upon notice to the Company, terminate any commitment and declare the entire unpaid principal balance of the loans, all accrued interest thereon, and all other amounts payable under this agreement, all Supplements, and the other Loan Documents to be immediately due and payable.  Upon such a declaration, the unpaid principal balance of the loans and all such other amounts shall become immediately due and payable, without protest, presentment, demand, or further notice of any kind, all of which are hereby expressly waived by the Company.  In addition, upon such an acceleration:

                (A)        Enforcement.  CoBank may proceed to protect, exercise, and enforce such rights and remedies as may be provided by this agreement, any other Loan Document or under Law.  Each and every one of such rights and remedies shall be cumulative and may be exercised from time to time, and no failure on the part of CoBank to exercise, and no delay in exercising, any right or remedy shall operate as a waiver thereof, and no single or partial exercise of any right or remedy shall preclude any other or future exercise thereof, or the exercise of any other right.  Without limiting the foregoing, CoBank may hold and/or set off and apply against the Company's obligations to CoBank the proceeds of any equity in CoBank, any cash collateral held by CoBank, or any balances held by CoBank for the Company’s account (whether or not such balances are then due).

                (B)        Application of Funds.  CoBank may apply all payments received by it to the Company’s obligations to CoBank in such order and manner as CoBank may elect in its sole discretion.

                In addition to the rights and remedies set forth above:  (i) if the Company fails to purchase any equity in CoBank when required or fails to make any payment to CoBank when due, then at CoBank’s option in each instance, such payment shall bear interest from the date due to the date paid at 4% per annum in excess of the rate(s) of interest that would otherwise be in effect on that loan; and (ii) after the maturity of any loan (whether as a result of acceleration or otherwise), the unpaid principal balance of such loan (including without limitation, principal, interest, fees and expenses) shall automatically bear interest at 4% per annum in excess of the rate(s) of interest that would otherwise be in effect on that loan.  All interest provided for herein shall be payable on demand and shall be calculated on the basis of a year consisting of 360 days.

        SECTION 13.  Broken Funding Surcharge.  Notwithstanding any provision contained in any Supplement giving the Company the right to repay any loan prior to the date it would otherwise be due and payable, the Company agrees that in the event it repays any fixed rate balance prior to its scheduled due date or prior to the last day of the fixed rate period applicable thereto (whether such payment is made voluntarily, as a result of an acceleration, or otherwise), the Company will pay to CoBank a surcharge in an amount which would result in CoBank being made whole (on a present value basis) for the actual or imputed funding losses incurred by CoBank as a result thereof.  Notwithstanding the foregoing, in the event any fixed rate balance is repaid as a result of the Company refinancing the loan with another lender or by other means, then in lieu of the foregoing, the Company shall pay to CoBank a surcharge in an amount sufficient (on a present value basis) to enable CoBank to maintain the yield it would have earned during the fixed rate period on the amount repaid.  Such surcharges will be calculated in accordance with methodology established by CoBank (a copy of which will be made available to the Company upon request).

        SECTION 14.  Complete Agreement, Amendments.  This agreement, all Supplements, and all other instruments and documents contemplated hereby and thereby, are intended by the parties to be a complete and final expression of their agreement.  No amendment, modification, or waiver of any provision hereof or thereof, and no consent to any departure by the Company herefrom or therefrom, shall be effective unless approved by CoBank and contained in a writing signed by or on behalf of CoBank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  In the event this agreement is amended or restated, each such amendment or restatement shall be applicable to all Supplements hereto.

        SECTION 15.  Other Types of Credit.  From time to time, CoBank may issue letters of credit or extend other types of credit to or for the account of the Company.  In the event the parties desire to do so under the terms of this agreement, such extensions of credit may be set forth in any Supplement hereto and this agreement shall be applicable thereto.

        SECTION 16.  Applicable Law.  Except to the extent governed by applicable federal law, this agreement and each Supplement shall be governed by and construed in accordance with the laws of the State of Colorado, without reference to choice of law doctrine.

        SECTION 17.  Notices.  All notices hereunder shall be in writing and shall be deemed to be duly given upon delivery if personally delivered or sent by telegram or facsimile transmission, or 3 days after mailing if sent by express, certified or registered mail, to the parties at the following addresses (or such other address for a party as shall be specified by like notice):

If to CoBank, as follows: CoBank, ACB P.O. Box 5110 Denver, Colorado 80217-5110 Attention: Credit Information Services Fax No: 303-224-6101	If to the Company, as follows: DAKOTA GROWERS PASTA COMPANY One Pasta Avenue Carrington, North Dakota 58421 Attention: Chief Financial Officer Fax No: 701-652-3552

        SECTION 18.  Taxes and Expenses.  To the extent allowed by law, the Company agrees to pay all reasonable out-of-pocket costs and expenses (including the fees and expenses of counsel retained by CoBank) incurred by CoBank and any participants from CoBank in connection with the origination, administration, collection, and enforcement of this agreement and the other Loan Documents, including, without limitation, all costs and expenses incurred in perfecting, maintaining, determining the priority of, and releasing any security for the Company’s obligations to CoBank, and any stamp, intangible, transfer, or like tax payable in connection with this agreement or any other Loan Document.

        SECTION 19.  Effectiveness and Severability.  This agreement shall continue in effect until:  (i) all indebtedness and obligations of the Company under this agreement, all Supplements, and all other Loan Documents shall have been paid or satisfied; (ii) CoBank has no commitment to extend credit to or for the account of the Company under any Supplement; and (iii) either party sends written notice to the other terminating this agreement.  Any provision of this agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof.

        SECTION 20.  Successors and Assigns.  This agreement, each Supplement, and the other Loan Documents shall be binding upon and inure to the benefit of the Company and CoBank and their respective successors and assigns, except that the Company may not assign or transfer its rights or obligations under this agreement, any Supplement or any other Loan Document without the prior written consent of CoBank.

        SECTION 21.        Participations, Etc.  From time to time, CoBank may sell to one or more banks, financial institutions or other lenders a participation in one or more of the loans or other extensions of credit made pursuant to this agreement.  However, no such participation shall relieve CoBank of any commitment made to the Company under any Supplement hereto.  In connection with the foregoing, CoBank may disclose information concerning the Company and its Subsidiaries to any participant or prospective participant, provided that such participant or prospective participant agrees to keep such information confidential.  CoBank agrees that all Loans that are made by CoBank and that are retained for its own account and are not included in a sale of participation interest shall be entitled to patronage distributions in accordance with the bylaws of CoBank and its practices and procedures related to patronage distribution.  Accordingly, all Loans that are included in a sale of participation interest shall not be entitled to patronage distributions.  A sale of participation interest may include certain voting rights of the participants regarding the loans hereunder (including without limitation the administration, servicing and enforcement thereof).  CoBank agrees to give written notification to the Company of any sale of participation interests.

        IN WITNESS WHEREOF, the parties have caused this agreement to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB		DAKOTA GROWERS PASTA COMPANY

By:	/s/ Gary Sloan	By:	/s/ Thomas Friezen

Title:	Vice President	Title:	CFO

No. E539S01

STATUSED REVOLVING CREDIT SUPPLEMENT

                THIS SUPPLEMENT to the Master Loan Agreement dated June 20, 2001 (the "MLA"), is entered into as of June 20, 2001, between CoBANK, ACB ("CoBank") and DAKOTA GROWERS PASTA COMPANY, Carrington, North Dakota (the "Company").

                SECTION 1.         The Revolving Credit Facility.  On the terms and conditions set forth in the MLA and this Supplement, CoBank agrees to make loans to the Company during the period set forth below in an aggregate principal amount not to exceed, at any one time outstanding, the lesser of the “Borrowing Base” (as calculated pursuant to the Borrowing Base Report attached hereto as Exhibit A) or $19,000,000.00 (the "Commitment").  Within the limits of the Commitment, the Company may borrow, repay and reborrow.

                SECTION 2.         Purpose. The purpose of the Commitment is to finance the inventory and receivables referred to in the Borrowing Base Report, and to renew, extend, and refinance the Company’s obligations to CoBank under the Company’s existing seasonal loan (the “Existing Seasonal Loan”) pursuant to Note No. A637S01A (the “Note”) and the Loan Agreement dated December 5, 2000 (the “Existing Agreement”).  The Company agrees that on the date when all conditions precedent to CoBank’s obligation to extend credit hereunder have been satisfied:  (a) the principal balance outstanding under the Existing Seasonal Loan shall be transferred to and charged against the Commitment; (b) all accrued obligations of the Company under the Existing Seasonal Loan for the payment of interest or other charges shall be transferred to and become part of the Company’s obligations under this Supplement as if fully set forth herein; and (c) the Note and the Existing Agreement shall be deemed replaced and superseded as applicable to this Supplement, but the indebtedness evidenced by such Note shall not be deemed to have been paid off, by this Supplement and the MLA.  In addition, in the event any balances bearing interest at a fixed rate are outstanding on the date such loans are being transferred hereto, then such balances shall continue to be subject to such rates for the remaining agreed upon fixed rate periods but shall otherwise be subject to the terms hereof.

                SECTION 3.         Term.  The term of the Commitment shall be from June 20, 2001, up to but not including January 1, 2002, or such later date as CoBank may, in its sole discretion, authorize in writing.

                SECTION 4.         Interest.  The Company agrees to pay interest on the unpaid principal balance of each loan in accordance with one or more of the following interest rate options, as selected by the Company:

                        (A)                        Variable Rate Option.  At a rate per annum equal at all times to the rate of interest established by CoBank on the first Business Day of each week.  The rate established by CoBank may not exceed CoBank’s National Variable Rate (as hereinafter defined) on that day plus 1% (100 basis points) and shall be effective until the first Business Day of the next week.  Each change in the rate shall be applicable to all balances subject to this option and information about the then current rate shall be made available upon telephonic request.  For purposes hereof, the National Variable Rate shall mean the rate of interest established by CoBank from time to time as its National Variable Rate, which Rate is intended by CoBank to be a reference rate and not its lowest rate.  The National Variable Rate will change on the date established by CoBank as the effective date of any change therein and CoBank agrees to notify the Company promptly after any such change.

                        (B)                        Fixed Rate Option.  At a fixed rate per annum to be quoted by CoBank in its sole discretion in each instance.  Under this option, rates may be fixed on such balances and for such periods (including periods extending beyond the maturity date of the loans (as set forth in Section 5 hereof)) as may be agreeable to CoBank in its sole discretion in each instance.  In the event CoBank consents to one or more balances being fixed for a period or periods extending beyond the maturity date but the Commitment is not renewed, then each such balance shall be due and payable on the last day of its fixed rate period and Section 5 hereof shall, for each such balance, be deemed amended accordingly.

The Company shall select the applicable rate option at the time it requests a loan hereunder and may, on any Business Day, elect to convert balances bearing interest at the variable rate option to the fixed rate option.  In addition, prior to the expiration of any fixed rate period, the Company may, subject to Section 13 of the MLA, repay any fixed rate balance, convert any fixed rate balance to the variable rate option, or refix the rate at a new rate to be quoted by CoBank.  Upon the expiration of any fixed rate period, the Company may, subject to the terms hereof, refix the rate or convert the rate to the variable rate option.  In the absence of any such election, interest shall automatically accrue at the variable rate option.  All elections provided for herein shall be made telephonically or in writing and must be received by 12:00 Noon Company's local time.  Interest shall be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 360 days and shall be payable monthly in arrears by the 20th day of the following month.

                SECTION 5.                Promissory Note.  The Company promises to repay the unpaid principal balance of the loans on the first CoBank business day following the last day of the term of the Commitment.  In addition to the above, the Company promises to pay interest on the unpaid principal balance of the loans at the times and in accordance with the provisions set forth in Section 4 hereof.  This note replaces and supersedes, but does not constitute payment of the indebtedness evidenced by, the promissory note dated December 5, 2000, and numbered Note No. A637S01A.

                SECTION 6.                Borrowing Base Reports, Etc.  The Company agrees to furnish a Borrowing Base Report to CoBank at such times or intervals as CoBank may from time to time request.  Until receipt of such a request, the Company agrees to furnish a Borrowing Base Report to CoBank within 45 days after each month end calculating the Borrowing Base as of the last day of the month for which the Report is being furnished.  However, if no balance is outstanding hereunder on the last day of such month, then no Report need be furnished.  Regardless of the frequency of the reporting, if at any time the amount outstanding under the Commitment exceeds the Borrowing Base, the Company shall immediately notify CoBank and repay so much of the loans as is necessary to reduce the amount outstanding under the Commitment to the limits of the Borrowing Base.

                SECTION 7.         Letters of Credit.  In addition to loans and if agreeable to CoBank in its sole discretion in each instance, the Company may utilize the Commitment to open irrevocable letters of credit for its account.  Each letter of credit shall reduce the amount available under the Commitment by the maximum amount capable of being drawn thereunder.  The rights and obligations of the parties with respect to each letter of credit will be governed by the Reimbursement Agreement attached hereto as Exhibit B (which rights and obligations shall be in addition to the rights and obligations of the parties hereunder and under the MLA).  Notwithstanding the foregoing or any other provision hereof, the maximum amount capable of being drawn under each letter of credit must be statused against the Borrowing Base in the same manner as if it were a loan, and in the event that (after repaying all loans) the maximum amount capable of being drawn under the letters of credit exceeds the Borrowing Base, then the Company shall immediately notify CoBank and pay to CoBank (to be held as cash collateral) an amount equal to such excess.

                IN WITNESS WHEREOF, the parties have caused this Supplement to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB		DAKOTA GROWERS PASTA COMPANY

By:	/s/ Gary Sloan	By:	/s/ Thomas Friezen

Title:	Vice President	Title:	CFO

No. E539T01

CONSOLIDATING SUPPLEMENT

(Variable and Quoted Fixed Rate Term Loan)

                THIS SUPPLEMENT to the Master Loan Agreement dated June 20, 2001 (the "MLA"), is entered into as of June 20, 2001, between CoBANK, ACB ("CoBank") and DAKOTA GROWERS PASTA COMPANY, Carrington, North Dakota (the "Company").

                SECTION 1.                Consolidation.  The loan made by CoBank under the Loan Agreement dated December 5, 2000, and numbered Note No. 33061 is hereby consolidated under the MLA.  Henceforth, the loan will be governed by the terms hereof and the MLA.  As of the date hereof, the unpaid principal balance of the loan is $6,000,000.00.

                SECTION 2.         Interest.  The Company agrees to pay interest on the unpaid principal balance of each loan in accordance with one or more of the following interest rate options, as selected by the Company:

                (A)                Variable Rate Option.  At a rate per annum equal at all times to the rate of interest established by CoBank on the first Business Day of each month.  The rate established by CoBank may not exceed CoBank’s National Variable Rate (as hereinafter defined) on that day plus 1% (100 basis points) and shall be effective until the first Business Day of the next month.  Each change in the rate shall be applicable to all balances subject to this option and information about the then current rate shall be made available upon telephonic request.  For purposes hereof, the National Variable Rate shall mean the rate of interest established by CoBank from time to time as its National Variable Rate, which Rate is intended by CoBank to be a reference rate and not its lowest rate.  The National Variable Rate will change on the date established by CoBank as the effective date of any change therein and CoBank agrees to notify the Company promptly after any such change.

                (B)                Fixed Rate Option.  At a fixed rate per annum to be quoted by CoBank in its sole discretion in each instance.  Under this option, rates may be fixed on such balances and for such periods as may be agreeable to CoBank in its sole discretion in each instance.

The Company shall select the applicable rate option at the time it requests each loan hereunder and may, on any Business Day, elect to convert balances bearing interest at the variable rate option to the fixed rate option.  In addition, prior to the expiration of any fixed rate period, the Company may, subject to Section 13 of the MLA, convert any fixed rate balance to the variable rate option or refix the rate at a new rate to be quoted by CoBank.  Upon the expiration of any fixed rate period, the Company may, subject to the terms hereof, refix the rate or convert the rate to the variable rate option. In the absence of any such election, interest shall automatically accrue at the variable rate option.  All elections provided for herein shall be made telephonically or in writing and must be received by 12:00 Noon Company's local time.  Interest shall be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 360 days and shall be payable monthly in arrears by the 20th day of the following month.

                SECTION 3.                Promissory Note.  The Company promises to repay the loan as follows:  (1) in one quarterly installment of $610,000.00 on December 30, 2002; (2) in 7 equal, consecutive quarterly installments of $685,000.00, with the first such installment due on March 31, 2003, and the last such installment  due on  September  30, 2004;  and  (3)  followed  by a final  installment in an amount  equal to the  remaining  unpaid  principal  balance of the  loans on  December  31,  2004.  If any installment due date is not a day on which CoBank is open for business, then such installment shall be due and payable on the next day on which CoBank is open for business. In addition to the above, the Company promises to pay interest on the unpaid principal balance of the loan in accordance with the rate options and at the times set forth above.  This note replaces and supersedes, but does not constitute payment of the indebtedness evidenced by, the promissory note dated December 5, 2000, and numbered Note No. 33061.

                SECTION 4.                Prepayment.  The Loan may be prepaid in whole or in part on one CoBank business day’s prior written notice. Unless otherwise agreed, all prepayments will be applied to principal installments in the inverse order of their maturity and to such balances, fixed or variable, as CoBank shall specify.

                SECTION 5.         Agency Fee.  The Company agrees to pay to CoBank an agency fee on the average daily balance at the rate of 1/10 of 1% per annum (calculated on a 360 day basis), payable quarterly in arrears by the 20th day following each calendar quarter.

                IN WITNESS WHEREOF, the parties have caused this Supplement to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB		DAKOTA GROWERS PASTA COMPANY

By:	/s/ Gary Sloan	By:	/s/ Thomas Friezen

Title:	Vice President	Title:	CFO

Loan No. E539T02

CONSOLIDATING SUPPLEMENT

(Variable and Quoted Fixed Rate Term Loan)

                THIS SUPPLEMENT to the Master Loan Agreement dated June 20, 2001 (the "MLA"), is entered into as of June 20, 2001, between CoBANK, ACB ("CoBank") and DAKOTA GROWERS PASTA COMPANY, Carrington, North Dakota (the "Company").

                SECTION 1.                Consolidation.  The loan made by CoBank under the Loan Agreement dated December 5, 2000, and numbered Note No. 35062 is hereby consolidated under the MLA.  Henceforth, the loan will be governed by the terms hereof and the MLA.  As of the date hereof, the unpaid principal balance of the loan is $7,375,000.00.

                SECTION 2.         Interest.  The Company agrees to pay interest on the unpaid principal balance of each loan in accordance with one or more of the following interest rate options, as selected by the Company:

                (A)                Variable Rate Option.  At a rate per annum equal at all times to the rate of interest established by CoBank on the first Business Day of each month.  The rate established by CoBank may not exceed CoBank’s National Variable Rate (as hereinafter defined) on that day plus 1% (100 basis points) and shall be effective until the first Business Day of the next month.  Each change in the rate shall be applicable to all balances subject to this option and information about the then current rate shall be made available upon telephonic request.  For purposes hereof, the National Variable Rate shall mean the rate of interest established by CoBank from time to time as its National Variable Rate, which Rate is intended by CoBank to be a reference rate and not its lowest rate.  The National Variable Rate will change on the date established by CoBank as the effective date of any change therein and CoBank agrees to notify the Company promptly after any such change.

                (B)                Fixed Rate Option.  At a fixed rate per annum to be quoted by CoBank in its sole discretion in each instance.  Under this option, rates may be fixed on such balances and for such periods as may be agreeable to CoBank in its sole discretion in each instance.

The Company shall select the applicable rate option at the time it requests each loan hereunder and may, on any Business Day, elect to convert balances bearing interest at the variable rate option to the fixed rate option.  In addition, prior to the expiration of any fixed rate period, the Company may, subject to Section 13 of the MLA, convert any fixed rate balance to the variable rate option or refix the rate at a new rate to be quoted by CoBank.  Upon the expiration of any fixed rate period, the Company may, subject to the terms hereof, refix the rate or convert the rate to the variable rate option. In the absence of any such election, interest shall automatically accrue at the variable rate option.  All elections provided for herein shall be made telephonically or in writing and must be received by 12:00 Noon Company's local time.  Interest shall be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 360 days and shall be payable monthly in arrears by the 20th day of the following month.

                SECTION 3.                Promissory Note.  The Company promises to repay the loan as follows:  (1) in 11 equal, consecutive quarterly installments of $625,000.00, with the first such installment due on March 31, 2002, and the last such installment due on September 30, 2004; and (2) followed by a final installment in an amount equal to the remaining unpaid principal balance of the loans on December 31, 2004.  If any installment due date is not a day on which CoBank is open for business, then such installment shall be due and payable on the next day on which CoBank is open for business. In addition to the above, the Company promises to pay interest on the unpaid principal balance of the loan in accordance with the rate options and at the times set forth above.  This note replaces and supersedes, but does not constitute payment of the indebtedness evidenced by the promissory note dated December 5, 2000, and numbered Note No. 35062.

                 SECTION 4.                Prepayment.  The Loan may be prepaid in whole or in part on one CoBank business day’s prior written notice. Unless otherwise agreed, all prepayments will be applied to principal installments in the inverse order of their maturity and to such balances, fixed or variable, as CoBank shall specify.

                SECTION 5.         Agency Fee.  The Company agrees to pay to CoBank an agency fee on the average daily balance at the rate of 1/10 of 1% per annum (calculated on a 360 day basis), payable quarterly in arrears by the 20th day following each calendar quarter.

                IN WITNESS WHEREOF, the parties have caused this Supplement to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB		DAKOTA GROWERS PASTA COMPANY

By:	/s/ Gary Sloan	By:	/s/ Thomas Friezen

Title:	Vice President	Title:	CFO

No. E539T03

CONSOLIDATING SUPPLEMENT

(Variable Rate Term Loan)

                THIS SUPPLEMENT to the Master Loan Agreement dated June 20, 2001 (the "MLA"), is entered into as of June 20, 2001, between CoBANK, ACB ("CoBank") and DAKOTA GROWERS PASTA COMPANY, Carrington, North Dakota, (the "Company").

                SECTION 1.                Consolidation.  The loan made by CoBank under the Loan Agreement dated December 5, 2000, and numbered 39181NP, is hereby consolidated under the MLA.  Henceforth, the loan will be governed by the terms hereof and the MLA.  As of the date hereof, the unpaid principal balance of the loan is $9,600,000.00.

                SECTION 2.         Interest.  The unpaid principal balance of the loan shall bear interest at 5.71% per annum.  Interest will be calculated on the actual number of days the loan is outstanding on the basis of a year consisting of 360 days, and shall be payable monthly in arrears by the 20th day of the following month.

                SECTION 3.                Promissory Note.  The Company promises to repay the loan in 8 equal, consecutive annual installments of $1,200,000.00, with the first such installment due on September 30, 2001, and the last such installment due on September 30, 2008.  If any installment due date is not a day on which CoBank is open for business, then such installment shall be due and payable on the next CoBank business day. In addition to the above, the Company promises to pay interest on the unpaid principal balance hereof at the rate and at the times set forth above.  This note replaces and supersedes, but does not constitute payment of the indebtedness evidenced by, the promissory note dated December 5, 2000, and numbered Note No. 39181NP.

                SECTION 4.                Prepayment.  The loan may be prepaid in whole or in part on one CoBank business day's prior written notice.  Unless otherwise agreed, all prepayments will be applied to principal installments in the inverse order of their maturity.

                SECTION 5.                Nonpatronage Designation.  The loan shall be on a nonpatronage basis.  Hence, no patronage shall be paid with respect to such loan.

                SECTION 6.         Agency Fee.  The Company agrees to pay to CoBank an agency fee on the average daily balance at the rate of 1/10 of 1% per annum (calculated on a 360 day basis), payable quarterly in arrears by the 20th day following each calendar quarter.

                IN WITNESS WHEREOF, the parties have caused this Supplement to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB		DAKOTA GROWERS PASTA COMPANY

By:	/s/ Gary Sloan	By:	/s/ Thomas Friezen

Title:	Vice President	Title:	CFO

Loan No. E539T04

SINGLE ADVANCE TERM LOAN SUPPLEMENT

                THIS SUPPLEMENT to the Master Loan Agreement dated June 20, 2001 (the "MLA"), is entered into as of June 20, 2001, between CoBANK, ACB ("CoBank") and DAKOTA GROWERS PASTA COMPANY, Carrington, North Dakota (the "Company").

                SECTION 1.         The Term Loan.  On the terms and conditions set forth in the MLA, CoBank agrees to make a loan to the Company in an amount not to exceed $9,600,000.00 (the "Commitment").  The available Commitment shall be decreased by $1,200,000.00 on the 31st day of December each year.  The Commitment shall expire upon any advance being made hereunder (regardless of amount) or at 12:00 noon (Company’s local time) on December 31, 2008, whichever occurs earlier, or on such later date as CoBank may, in its sole discretion, authorize in writing.

                SECTION 2.         Purpose.  The purpose of the Commitment is to finance the Bank of North Dakota draws on the letter of credit in its favor in accordance with the terms and conditions thereof.  In addition, the purpose of the Commitment is to consolidate under this Supplement the Company's existing indebtedness to CoBank under Company's existing Term Loan (the "Existing Term Loan") pursuant to Note No. 39182NP (the "Note") and the Loan Agreement dated December 5, 2000 (the "Existing Agreement").  The Company agrees that on the date when all conditions precedent to CoBank's obligation to extend credit hereunder have been satisfied:  (a) all accrued obligations of the Company under the Existing Term Loan for the payment of interest or other charges shall be transferred to and become part of the Company's obligations under this Supplement as if fully set forth herein; and (b) the Note and the Existing Agreement shall be deemed replaced and superseded as applicable to this Supplement, but the indebtedness evidenced by such note shall not be deemed to have been paid off, by this Supplement and the MLA.

                SECTION 3.                Availability.  The loan will be made available as provided in Section 2 of the MLA.

                SECTION 4.         Interest.  The unpaid principal balance of each loan shall bear interest at a rate per annum equal at all times to 2% (200 basis points) above the rate of interest established by CoBank from time to time as its National Variable Rate, which Rate is intended by CoBank to be a reference rate and not its lowest rate. The National Variable Rate will change on the date established by CoBank as the effective date of any change therein and CoBank agrees to notify the Company promptly after any such change.  Interest shall be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 360 days and shall be payable on demand.

                SECTION 5.                Promissory Note.  The Company promises to repay the loan on demand.  In addition to the above, the Company promises to pay interest on the unpaid principal balance of the loan on demand at the rate set forth above.  This note replaces and supersedes, but does not constitute payment of the indebtedness evidenced by, the promissory note dated December 5, 2000, and numbered Note No. 39182NP.

                SECTION 6.                Nonpatronage Designation.  The loan shall be on a nonpatronage basis.  Hence, no patronage shall be paid with respect to such loan.

                IN WITNESS WHEREOF, the parties have caused this Supplement to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB		DAKOTA GROWERS PASTA COMPANY

By:	/s/ Gary Sloan	By:	/s/ Thomas Friezen

Title:	Vice President	Title:	CFO